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                                 ESTATUTO SOCIAL
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          Estatuto Social devidamente aprovado e consolidado, conforme deliberacao ocorrida na 4(a) Assembleia Geral Extraordinaria, realizada em 08.12.98



                                [Estatuto Social]

                                 ESTATUTO SOCIAL



CAPITULO I - DAS CARACTERISTICAS DA SOCIEDADE

REGIME JURIDICO

Art. 1 - Telesp Participacoes S.A. e uma sociedade anonima, regida pelo presente Estatuto Social e demais dispositivos legais aplicaveis, com prazo de duracao indeterminado.

OBJETO SOCIAL

Art. 2 - A Sociedade tem por objeto:

I - exercer o controle das sociedades exploradoras de servicos publicos de telefonia fixa na Regiao III, a que se refere o Plano Geral de Outorgas aprovado pelo Decreto n(0) 2.534, de 02 de abril de 1998;

II - promover, atraves de sociedades controladas ou coligadas, a expansao e implantacao de servicos de telefonia fixa, em sua respectiva area de concessao;

III - promover, realizar ou orientar a captacao, em fontes internas e externas, de recursos a serem aplicados pela Sociedade ou pelas suas controladas;

IV - promover e estimular atividades de estudos e pesquisas visando ao desenvolvimento do setor de telefonia fixa;

V - executar, atraves de sociedades controladas ou coligadas, servicos tecnicos especializados, relativos a area de telefonia fixa;

VI - promover, estimular e coordenar, atraves de suas sociedades controladas ou coligadas, a formacao e o treinamento do pessoal necessario ao setor de telefonia fixa;

VII - realizar ou promover importacoes de bens e servicos para as suas sociedades controladas e coligadas;

VIII - exercer outras atividades afins ou correlatas ao seu objeto social;

IX - participar do capital de outras sociedades; e

X - comercializar equipamentos e materiais necessarios ou uteis a exploracao de servicos de telecomunicacoes.

SEDE

Art. 3 - A Sociedade tem sede na Capital do Estado de Sao Paulo, podendo criar e extinguir, por decisao do Conselho de Administracao, filiais, agencias e sucursais, escritorios, departamentos e representacoes, em qualquer ponto do territorio nacional ou do exterior.

CAPITULO II - DO CAPITAL

CAPITAL AUTORIZADO

Art. 4 - A Sociedade esta autorizada a aumentar seu capital social ate o limite de 700.000.000.000 (setecentos bilhoes) de acoes, ordinarias ou preferenciais, sendo o Conselho de Administracao o orgao competente para deliberar sobre o aumento e a consequente emissao de novas acoes, dentro do limite do capital autorizado.

Paragrafo 1(0) - Nao ha obrigatoriedade, nos aumentos de capital, de se guardar proporcao entre o numero de acoes de cada especie, observando-se entretanto que
o numero de acoes preferenciais, sem direito a voto ou com voto restrito, nao podera ultrapassar 2/3 das acoes emitidas.

Paragrafo 2(0) - Os acionistas terao direito de preferencia para subscricao de aumento de capital, na proporcao do numero de acoes que possuirem. Por deliberacao do Conselho de Administracao, podera ser excluido o direito de preferencia nas emissoes de acoes, debentures conversiveis em acoes e bonus de subscricao, cuja colocacao seja feita mediante venda em Bolsa de Valores ou subscricao publica, permuta por acoes em oferta publica de aquisicao de controle, nos termos dos artigos 257 e 263 da Lei das S.A., bem como, gozo de incentivos fiscais, nos termos de legislacao especial, conforme faculta o artigo 172 da Lei 6.404/76.

CAPITAL SUBSCRITO

Art. 5 - O capital social subscrito, totalmente integralizado, e de R$3.236.420.616,47 (tres bilhoes, duzentos e trinta e seis milhoes, quatrocentos e vinte mil, seiscentos e dezesseis reais e quarenta e sete centavos), representado por 334.399.027.592 (trezentos e trinta e quatro bilhoes, trezentos e noventa e nove milhoes, vinte e sete mil, quinhentas e noventa e duas) acoes, sendo 124.369.030.532 (cento e vinte e quatro bilhoes, trezentos e sessenta e nove milhoes, trinta mil, quinhentas e trinta e duas) acoes ordinarias e
210.029.997.060 (duzentos e dez bilhoes, vinte e nove milhoes, novecentas e noventa e sete mil e sessenta) acoes preferenciais, todas escriturais, sem valor nominal.

Paragrafo Unico - As acoes serao mantidas em conta de deposito em instituicao financeira em nome de seus titulares, sem emissao de certificados.

CAPITULO III - DAS ACOES

ACOES ORDINARIAS

Art. 6 - A cada acao ordinaria corresponde um voto nas deliberacoes das Assembleias Gerais de Acionistas.

ACOES PREFERENCIAIS

Art. 7 - As acoes preferenciais nao tem direito a voto, exceto nas hipoteses previstas nos artigos 9 e 10 abaixo, sendo a elas assegurada prioridade: (i) no reembolso de capital, sem premio, e (ii) no pagamento de dividendos minimos, nao cumulativos, de 6% (seis por cento) ao ano sobre o valor resultante da divisao do capital subscrito pelo numero total de acoes da Sociedade.

Paragrafo Unico - Sera concedido as acoes preferenciais direito de voto pleno, caso a Sociedade deixe de pagar os dividendos minimos a que fazem jus, por 3
(tres) exercicios sociais consecutivos, direito que conservarao ate o seu pagamento.

CAPITULO IV -DA ASSEMBLEIA GERAL

Art. 8 - As Assembleias Gerais de Acionistas realizar-se-ao: (i) ordinariamente, uma vez por ano, nos 4 (quatro) primeiros meses seguintes ao encerramento de cada exercicio social, nos termos do art. 132 da Lei 6.404/76 e, (ii) extraordinariamente, sempre que necessario, seja em funcao dos interesses sociais, ou de disposicao deste Estatuto Social, ou quando a legislacao aplicavel assim o exigir.

Paragrafo Unico - As Assembleias Gerais de Acionistas serao convocadas pelo Conselho de Administracao, cabendo ao Presidente do referido orgao consubstanciar o aludido ato.

Art. 9 - Devera ser submetida a aprovacao previa da Assembleia Geral de Acionistas a celebracao de quaisquer contratos de longo prazo entre a Sociedade ou suas controladas, de um lado e, o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste ultimo, ou que de outra forma constituam partes relacionadas a Sociedade, de outra parte, salvo quando os contratos obedecerem a clausulas uniformes.

Art. 10 - Sem prejuizo do disposto no ss. 1(0) do art. 115 da Lei n(0) 6.404/76, os titulares de acoes preferenciais terao direito a voto na deliberacao da assembleia referida no art. 9, assim como naquelas referentes a alteracao ou revogacao dos seguintes dispositivos estatutarios:

I - art. 9;

II - paragrafo unico do art.11; e

III - art. 31.

Art. 11 - As Assembleias Gerais de Acionistas serao presididas pelo Presidente do Conselho de Administracao, que devera indicar, dentre os presentes, o Secretario. Em caso de ausencia do Presidente do Conselho de Administracao, os acionistas escolherao o presidente e o secretario da mesa.

Paragrafo Unico - Nas hipoteses do art. 136 da Lei n(0) 6.404/76, a primeira convocacao da Assembleia Geral de Acionistas sera feita com 30 (trinta) dias de antecedencia, no minimo, e com antecedencia minima de 10 (dez) dias, em segunda convocacao.

Art. 12 - Somente poderao tomar parte e votar na Assembleia Geral os acionistas cujas acoes estejam registradas em seu nome, no livro proprio, ate 72 (setenta e duas) horas antes da data designada para a respectiva Assembleia.

Paragrafo 1(0) - O edital de convocacao podera condicionar a presenca do acionista, na Assembleia, ao deposito, na sede da Sociedade, do comprovante de sua qualidade de acionista, expedido pela propria Sociedade ou pela instituicao depositaria das acoes da Sociedade, com ate 72 (setenta e duas) horas de antecedencia da data marcada para a realizacao da Assembleia Geral de Acionistas.

Paragrafo 2(0) - O edital de convocacao tambem podera condicionar a representacao do acionista por procurador, em Assembleia, ao deposito do respectivo instrumento de mandato na sede da Sociedade, com ate 72 (setenta e duas) horas de antecedencia da data marcada para a realizacao da Assembleia Geral de Acionistas.

CAPITULO V - DA ADMINISTRACAO DA SOCIEDADE

Art. 13 - A Administracao da Sociedade compete ao Conselho de Administracao e a Diretoria, com as atribuicoes conferidas por lei e pelo presente Estatuto Social. Os seus membros serao eleitos para um mandato de 3 (tres) anos, sendo permitida a reeleicao, estando eles dispensados de oferecer garantia para o exercicio de suas funcoes.

Paragrafo 1o - Todos os membros do Conselho de Administracao e da Diretoria tomarao posse mediante assinatura dos correspondentes termos, permanecendo nos respectivos cargos ate a efetiva posse dos seus sucessores .

Paragrafo 2o - A Assembleia Geral de Acionistas devera fixar a remuneracao global dos administradores da Sociedade, incluindo os beneficios de qualquer natureza e as verbas de representacao, sendo o Conselho de Administracao competente para distribuir essa remuneracao entre os seus membros e os da Diretoria.

Paragrafo 3o - A Assembleia Geral de Acionistas podera atribuir aos administradores participacao nos lucros da Sociedade, desde que observado o disposto no art. 152, ss. 1o e ss. 2o da Lei 6.404/76, conforme proposta apresentada pela administracao.

CONSELHO DE ADMINISTRACAO

COMPOSICAO

Art. 14 - O Conselho de Administracao sera composto de, no minimo, 5 (cinco) e no maximo 15 (quinze) membros, todos acionistas da Sociedade e residentes no pais, eleitos e destituiveis do orgao pela assembleia geral, computados neste numero os membros do Conselho eleitos pelos acionistas minoritarios, se houver.

Paragrafo Unico - O Conselho de Administracao devera nomear, dentre os seus membros, o Presidente do orgao, ou seu substituto, no caso de vacancia. A criterio do Conselho de Administracao, podera ser nomeado e/ou destituido o Vice-Presidente do orgao.

SUBSTITUICAO

Art. 15 - Ocorrendo impedimento ou ausencia do Presidente do Conselho de Administracao, este sera substituido pelo Vice-Presidente, se houver. Na ausencia do Vice-Presidente, o Presidente sera substituido por outro membro do Conselho por ele indicado.

Paragrafo 1(0) - No caso de impedimento ou ausencia de qualquer outro membro do Conselho de Administracao, o Conselheiro impedido ou ausente devera indicar, por escrito, seu substituto, dentre os demais membros do Conselho de Administracao, para representa-lo e deliberar na reuniao a qual nao puder estar presente, nos termos do disposto no paragrafo 3(0) do artigo 19 deste estatuto.

Paragrafo 2(0) - Os membros do Conselho de Administracao que indicarem representantes, conforme disposto no paragrafo anterior, serao considerados, para todos os efeitos, presentes a respectiva reuniao.

Art. 16 - Ocorrendo vacancia nos cargos de membros do Conselho de Administracao, restando numero inferior ao minimo de membros previsto no art. 14 supra, devera ser convocada Assembleia Geral de Acionistas para eleicao de substitutos.

COMPETENCIA

Art. 17 - Compete ao Conselho de Administracao:

I - fixar a orientacao geral dos negocios da Sociedade;

II- aprovar o orcamento e o plano anual de negocios da Sociedade;

III - convocar a Assembleia Geral de Acionistas;

IV - aprovar as demonstracoes financeiras e o relatorio da administracao da Sociedade e submete-los a Assembleia Geral de Acionistas;

V - eleger ou destituir, a qualquer tempo, os membros da Diretoria, fixando-lhes as atribuicoes, observadas as disposicoes legais e estatutarias;

VI - fiscalizar a gestao dos Diretores da Sociedade, examinar, a qualquer tempo, os livros da Sociedade, solicitar informacoes sobre os contratos celebrados ou em via de celebracao, ou quaisquer outros atos;

VII - aprovar o regimento interno da Sociedade, definindo sua estrutura organizacional e detalhando as respectivas competencias, observadas as disposicoes legais e estatutarias;

VIII - aprovar e alterar o regimento interno do Conselho de Administracao;

IX - deliberar sobre emissao de acoes pela Sociedade, com aumento de capital, dentro do limite do capital autorizado, definindo os termos e as condicoes dessa emissao;

X - deliberar sobre a emissao de bonus de subscricao;

XI - deliberar, por delegacao da Assembleia Geral de Acionistas, acerca dos seguintes aspectos nas emissoes de debentures pela Sociedade: (i) oportunidade da emissao, (ii) epoca e condicoes de vencimento, amortizacao ou resgate, (iii) epoca e condicoes do pagamento dos juros, da participacao nos lucros e do premio de reembolso, se houver, (iv) modo de subscricao ou colocacao e, (v) tipo das debentures;

XII - deliberar sobre a emissao de notas promissorias para distribuicao publica ("Commercial Papers") e sobre a submissao das acoes da Sociedade a regime de deposito para comercializacao dos respectivos certificados ("Depositary Receipts");

XIII - autorizar a aquisicao de acoes de emissao da Sociedade, para cancelamento ou permanencia em tesouraria e posterior alienacao;

XIV - aprovar a alienacao de bens do ativo permanente, a constituicao de onus reais e a prestacao de garantias a obrigacoes de terceiros; de valor superior a R$ 5.000.000,00 (cinco milhoes de reais);

XV - aprovar a assuncao de qualquer obrigacao nao prevista no orcamento da Sociedade em valor superior a R$250.000.000,00 (duzentos e cinquenta milhoes de reais);

XVI - autorizar a celebracao de contratos, nao previstos no orcamento da Sociedade, em valor superior a R$250.000.000,00 (duzentos e cinquenta milhoes de reais);

XVII - aprovar a realizacao de investimentos e a aquisicao de ativos, nao previstos no orcamento, em valor superior a R$250.000.000,00 (duzentos e cinquenta milhoes de reais);

XVIII - autorizar a aquisicao de participacao acionaria em carater permanente em outras sociedades em valor superior a R$10.000,00 (dez mil reais) e a oneracao ou a alienacao de participacao acionaria;

XIX - aprovar a distribuicao de dividendos intermediarios;

XX - escolher ou destituir os auditores independentes; e

XXI - indicar e destituir o titular da auditoria interna.

Paragrafo Unico - A alienacao de bens do ativo permanente, a constituicao de onus reais e a prestacao de garantias a obrigacoes de terceiros, em valores superiores aos estabelecidos acima, serao aprovadas caso a caso pelo Conselho de Administracao e, em valores iguais ou inferiores aos acima estabelecidos, deverao obedecer ao disposto em plano de alienacao estabelecido pelo Conselho de Administracao e, a ser implementado pela Diretoria.

Art. 18 - As atribuicoes especificas do Presidente do Conselho de Administracao sao: (a) representar o Conselho na convocacao da Assembleia Geral de Acionistas;
(b) presidir a Assembleia Geral de Acionistas e escolher o Secretario, dentre os presentes; e (c) convocar e presidir as reunioes do Conselho de Administracao.

REUNIOES

Art. 19 - O Conselho de Administracao reunir-se-a, (i) ordinariamente, uma vez a cada tres meses e, (ii) extraordinariamente, mediante convocacao do seu Presidente, lavrando-se ata de suas deliberacoes.

Paragrafo 1(0) - As reunioes do Conselho deverao ser convocadas por escrito, com no minimo, 48 (quarenta e oito) horas de antecedencia, devendo a convocacao conter a ordem do dia e as materias a serem deliberadas na respectiva reuniao.

Paragrafo 2(0) - O Conselho de Administracao deliberara por maioria de votos, presente a maioria de seus membros em exercicio, cabendo ao Presidente, alem do voto comum, o de qualidade, nos casos de empate.

Paragrafo 3(0) - E facultado a qualquer dos membros do Conselho fazer-se representar por outro Conselheiro nas reunioes as quais nao puder comparecer, desde que tal outorga de poderes de representacao seja efetuada mediante instrumento firmado por escrito.

DA DIRETORIA

COMPOSICAO

Art. 20 - A Diretoria sera composta de no minimo 2 (dois) e no maximo 4 (quatro) membros, acionistas ou nao, residentes no pais, eleitos pelo Conselho de Administracao, para ocupar os seguintes cargos:

          a)   Diretor Presidente
          b)   Vice-Presidente de Financas, Controle e Recursos
          c)   Vice-Presidente de Planejamento Corporativo e
          d)   Vice-Presidente de Assuntos Regulatorios.

Paragrafo unico- Um mesmo Diretor podera ser eleito para acumular as atribuicoes de mais de um cargo da Diretoria.

Art. 21 - Em suas ausencias e impedimentos temporarios, o Diretor Presidente designara o seu substituto. No caso de vacancia de cargo da Diretoria, a respectiva substituicao sera deliberada pelo Conselho de Administracao; ocorrendo impedimento, o Diretor Presidente designara o substituto do Diretor impedido, dentre os demais Diretores.

COMPETENCIA COLEGIADA DA DIRETORIA E REPRESENTACAO DA SOCIEDADE

Art. 22 - A Diretoria e o orgao de representacao ativa e passiva da Sociedade, cabendo a mesma e aos seus membros a pratica de todos os atos necessarios ou convenientes a gestao dos negocios sociais. Compete a Diretoria, coletivamente,
o seguinte:

I. propor ao Conselho de Administracao planos e programas gerais da Sociedade, especificando os planos de investimento na expansao e modernizacao da planta;

II. submeter a apreciacao do Conselho de Administracao a alienacao ou oneracao de bens imoveis da Sociedade, bem como, autorizar, dentro dos limites estabelecidos pelo Conselho de Administracao, a alienacao ou oneracao dos demais bens do ativo permanente, a constituicao de onus reais e a prestacao de garantias a obrigacoes de terceiros.

III. elaborar as demonstracoes financeiras e os resultados do exercicio e a proposta de distribuicao de dividendos, inclusive os intermediarios e a aplicacao de recursos excedentes a serem submetidos a apreciacao do Conselho Fiscal, da Auditoria Externa e do Conselho de Administracao;

IV. aprovar o plano de cargos e salarios, o regulamento e os quadros de pessoal da Sociedade, bem como, os termos e condicoes de acordos coletivos de trabalho a serem firmados com os sindicatos representativos das categorias dos empregados da Sociedade e a adesao de politica ou desligamento de fundos de pensao;

V. quando for o caso, praticar os seguintes atos, dentro dos limites fixados pelo Conselho de Administracao: a) ratificar as compras de materiais e equipamentos e a contratacao de bens, obras e servicos; b) ratificar as vendas de bens do ativo circulante; e c) autorizar a contratacao de financiamentos e emprestimos pela Sociedade;

VI. aprovar a celebracao de outros contratos, nao mencionados acima, de acordo com os limites impostos pelo Conselho de Administracao.

Paragrafo 1(0) - As deliberacoes da Diretoria serao tomadas por maioria de votos, presente a maioria de seus membros, cabendo ao Presidente, alem do voto comum, o de qualidade, nos casos de empate.

Paragrafo 2(0) - Observadas as disposicoes contidas neste Estatuto Social, serao necessarias, para vincular a Sociedade, (i) a assinatura conjunta de 2 (dois) Diretores, exceto em casos de urgencia, nos quais sera permitida a assinatura isolada do Diretor Presidente "ad referendum" da Diretoria nos termos do disposto no artigo 23, I-(k) abaixo; (ii) a assinatura de 1(um) Diretor em conjunto com 1(um) Procurador, (iii) a assinatura de 2 (dois) Procuradores em conjunto, desde que investidos de poderes especificos.

Paragrafo 3(0) - As procuracoes outorgadas em nome da Sociedade o serao sempre por 2 (dois) Diretores, devendo especificar os poderes conferidos e, com excecao daquelas para fins judiciais, deverao ter um periodo maximo de validade de 1
(um) ano.

COMPETENCIA DOS DIRETORES

Art. 23 - Sao as seguintes as competencias especificas de cada um dos membros da
Diretoria:

I - Diretor Presidente

a) representar a Sociedade, em Juizo ou fora dele, perante as suas controladas, os acionistas e o publico em geral, podendo nomear procuradores em conjunto com outro Diretor e designar prepostos, bem como, delegar competencia aos demais Diretores para a pratica de atos especificos;

b) supervisionar todas as atividades da Sociedade e aprovar as propostas relativas as diretrizes corporativas para o desenvolvimento estrategico da mesma e das sociedades das quais a Sociedade seja controladora direta ou indiretamente;

c) acompanhar e fiscalizar a implementacao das determinacoes do Conselho de Administracao;

d) designar representantes da Sociedade nas assembleias de empresas controladas e de outras de cujo capital participe;

e) avaliar o desempenho e verificar o cumprimento das metas estabelecidas nos orcamentos de investimentos e custos das sociedades controladas pela Sociedade, direta ou indiretamente, ou de outras de cujo capital participe;

f) supervisionar e dirigir as atividades relacionadas a orientacao, assessoria e representacao juridica da Sociedade e de suas controladas, diretas ou indiretas;

g) supervisionar e orientar as atividades de comunicacao interna, com entidades externas e com a imprensa de forma geral, relativas a Sociedade e suas controladas, diretas ou indiretas;

h) supervisionar e orientar as atividades de marketing corporativo, inclusive publicidade, patrocinios e desenvolvimento da imagem da Companhia e de suas controladas, diretas ou indiretas;

i)   convocar as reunioes de Diretoria;

j) decidir sobre materia especifica de sua area de competencia, em conformidade com as politicas e diretrizes estabelecidas pela Diretoria Colegiada;

k)   Praticar atos de urgencia "ad referendum" da Diretoria.

II - Vice-Presidente de Financas, Controle e Recursos

a) dirigir as atividades de coordenacao do planejamento e desenvolvimento empresarial, no ambito da Sociedade e de suas controladas;

b)   coordenar a integracao das atividades das controladas e coligadas da
     Sociedade;

c) estabelecer as diretrizes para a gestao de recursos financeiros da Sociedade e de suas controladas;

d) estabelecer as diretrizes para a gestao e desenvolvimento de recursos humanos e supervisionar a execucao dessas atividades;

e) estabelecer as diretrizes relacionadas a gestao financeira e ao suprimento de materiais no ambito da Sociedade e, supervisionar a politica de suprimento de materiais das empresas das quais a Sociedade participe de modo a maximizar a sinergia entre as mesmas;

f) estabelecer as diretrizes para as atividades relacionadas aos sistemas de informacao e supervisionar a execucao destas atividades;

g) decidir sobre materia especifica de sua area de competencia em conformidade com as politicas e diretrizes estabelecidas pela Diretoria Colegiada;

h) coordenar a implantacao de politicas de trabalho que venham a ser definidas;

i)   executar outras atividades delegadas pelo Diretor Presidente.

III - Vice-Presidente de Planejamento Corporativo

a) propor e avaliar os impactos das mudancas tecnologicas da Sociedade diante dos cenarios de sua atuacao, identificar e propor novas oportunidades de negocios ou desenvolvimento das atividades ja exercidas pela Sociedade;

b) avaliar o estabelecimento de parcerias, propor e selecionar parceiros ideais para cada atividade;

c) estabelecer e propor diretrizes e estrategias de negocios para a Sociedade, suas controladas e coligadas;

d) acompanhar o desempenho das controladas da Sociedade, visando otimizar e desenvolver as atividades da Sociedade;

e) consolidar os diversos planos de negocios especificos dentro do plano corporativo global.

IV- Vice-Presidente de Assuntos Regulatorios

a) avaliar e monitorar o desenvolvimento da atuacao dos competidores no ambito das questoes regulatorias;

b) representar a Sociedade perante a ANATEL e demais orgaos regulatorios e, estabelecer contatos;

c) avaliar as politicas e objetivos do orgao regulador e efetuar propostas de estrategia e atuacao da Sociedade perante o referido orgao;

d) identificar, priorizar e fazer cumprir as determinacoes, normas e regulamentacoes de ordem regulatoria, bem como estabelecer e propor alternativas para a adequacao dos interesses da Sociedade;

e) formular e propor objetivos e definir estrategias para gerenciamento e negociacao dos aspectos de ordem regulatoria, visando defender e integrar os interesses da Sociedade e de suas controladas, inclusive antecipando eventuais pontos de questionamento e conflito;

f) supervisionar a gestao dos contratos de concessao e demais compromissos da Sociedade e de suas controladas perante os orgaos reguladores;

g) decidir sobre materia especifica de sua area de competencia, de conformidade com as politicas e diretrizes estabelecidas pela Diretoria Colegiada.

CAPITULO VI - DO CONSELHO FISCAL

Art. 24 - O Conselho Fiscal, de carater permanente, sera composto de, no minimo, 3 (tres) e, no maximo, 5 (cinco) membros efetivos e igual numero de suplentes.

Paragrafo 1o - A remuneracao dos membros do Conselho Fiscal, alem do reembolso das despesas de locomocao e estada necessarias ao desempenho da funcao, sera fixada pela Assembleia Geral de Acionistas que os eleger e nao podera ser inferior, para cada membro em exercicio, a dez por cento da que, em media, for atribuida a cada Diretor, nao computados beneficios de qualquer natureza, verbas de representacao e participacao nos lucros.

Paragrafo 2o - Ocorrendo vacancia no cargo de membro do Conselho Fiscal, este sera substituido por seu respectivo suplente. Havendo vacancia da maioria dos cargos, a assembleia geral devera ser convocada para proceder a eleicao de seus substitutos.

Paragrafo 3(0) - O Conselho Fiscal reunir-se-a, (i) ordinariamente, uma vez a cada trimestre e, (ii) extraordinariamente, mediante convocacao do Presidente do Conselho de Administracao, ou de 2 (dois) membros do Conselho Fiscal, lavrando-se ata de suas deliberacoes.

Paragrafo 4(0) - As reunioes do Conselho Fiscal serao convocadas por escrito com, no minimo, 48 (quarenta e oito) horas de antecedencia, devendo a convocacao conter a ordem do dia, com a relacao das materias a serem apreciadas, na respectiva reuniao.

CAPITULO VII - DO EXERCICIO SOCIAL E DAS DEMONSTRACOES FINANCEIRAS

EXERCICIO SOCIAL

Art. 25 - O exercicio social coincidira com o ano civil, podendo ser levantados, alem do anual, balancos semestrais ou trimestrais.

DESTINACAO DOS LUCROS

Art. 26 - Os dividendos serao pagos, prioritariamente, as acoes preferenciais, ate o limite da preferencia; a seguir serao pagos aos titulares de acoes ordinarias ate o mesmo limite das preferenciais; o saldo sera rateado por todas as acoes, em igualdade de condicoes.

Art. 27 - Juntamente com as demonstracoes financeiras, o Conselho de Administracao apresentara, a Assembleia Geral Ordinaria, proposta sobre (i) a participacao dos empregados e administradores nos lucros e (ii) a destinacao integral do lucro liquido.

Paragrafo 1(0) - Do lucro liquido do exercicio: (i) 5% (cinco por cento) serao destinados para a reserva legal, visando assegurar a integridade fisica do capital social, limitada a 20% (vinte por cento) do capital social integralizado; (ii) 25 % (vinte e cinco por cento) do lucro liquido ajustado na forma dos incisos II e III do art. 202 da Lei n(0) 6.404/76 serao obrigatoriamente distribuidos como dividendo minimo obrigatorio a todos os acionistas, sendo este valor aumentado ate o montante necessario para o pagamento do dividendo prioritario das acoes preferenciais; e (iii) o saldo remanescente, apos atendidas as disposicoes contidas nos itens anteriores deste artigo, tera a destinacao determinada pela Assembleia Geral de Acionistas, com base na proposta do Conselho de Administracao contida nas demonstracoes financeiras. Caso o saldo das reservas de lucros ultrapasse o capital social, a Assembleia Geral de Acionistas deliberara sobre a aplicacao do excesso na integralizacao ou no aumento do capital social ou na distribuicao de dividendos adicionais aos acionistas.

Paragrafo 2(0) - Os dividendos nao reclamados em 03 (tres) anos, contados da deliberacao de sua distribuicao, reverterao em favor da Sociedade.

Art. 28 - A Sociedade podera declarar, por deliberacao do Conselho de Administracao, dividendos: (i) a conta do lucro apurado em balancos semestrais;
(ii) a conta de lucros apurados em balancos trimestrais, desde que o total dos dividendos pagos em cada semestre do exercicio social nao exceda o montante de reservas de capital de que trata o paragrafo primeiro do artigo 182 da Lei 6.404/76, ou (iii) a conta de lucros acumulados ou de reservas de lucros existentes no ultimo balanco anual ou semestral.

Paragrafo Unico - Os dividendos intermediarios distribuidos nos termos deste artigo serao imputados ao dividendo minimo obrigatorio.

Art. 29 - Por deliberacao do Conselho de Administracao e, observadas as disposicoes legais, a Sociedade podera pagar, aos seus acionistas, juros sobre o capital proprio, os quais poderao ser imputados ao dividendo minimo obrigatorio, "ad referendum" da assembleia geral.

CAPITULO VIII - DISPOSICOES GERAIS

Art. 30 - A Sociedade entrara em liquidacao nos casos previstos em lei, competindo a Assembleia Geral de Acionistas determinar o modo da liquidacao e indicar o liquidante.

Art. 31 - A aprovacao, pela Sociedade, atraves de seus representantes, de operacoes de fusao, cisao, incorporacao ou dissolucao de suas controladas sera precedida de analise economico-financeira por empresa independente, de renome internacional, confirmando estar sendo dado tratamento equitativo a todas as sociedades interessadas, cujos acionistas terao amplo acesso ao relatorio da citada analise.

Art. 32 - Em tudo o que for omisso o presente Estatuto Social, a Sociedade se regera pelas disposicoes legais que forem aplicaveis.

             Estatuto Social da Telesp Participacoes S/A devidamente
          aprovado e consolidado, conforme deliberacao ocorrida na 4(a)
             Assembleia Geral Extraordinaria, realizada em 08.12.98



          Presidente da Assembleia                Secretaria da Assembleia
          Fernando Xavier Ferreira                    Suely Valerio Pinoti



                                [Estatuto Social]

                                   CHARTER OF
                            TELESP PARTICIPACOES S.A.

                                    CHAPTER I
                         CHARACTERISTICS OF THE COMPANY

     Art. 1 - TELESP PARTICIPACOES S.A., is a corporation, governed by this Charter and by applicable legal provisions, with an indefinite duration.

     Art. 2 - The purposes of the Company are:

     I. to exercise control over the companies providing public fixed-line telephone services in Region III, as referred to in the General Concession Plan approved by Decree No. 2,543 of April 2, 1998;

     II. to promote, through subsidiaries or affiliates, the expansion and establishment of fixed-line telephone services in its concession area;

     III. to promote, carry out or direct the acquisition of funds from internal or external sources to be used by the Company or by its subsidiaries;

     IV. to promote and foster study and research activities aimed at the development of the fixed-line telephone sector;

     V. to provide, through subsidiaries or affiliates, specialized technical services in the fixed-line telephone sector;

     VI. to promote, foster, and coordinate, through its subsidiaries or affiliates, the education and training of the personnel required in the fixed-line telephone sector;

     VII. to carry out and promote the importation of goods and services for its subsidiaries or affiliates;

     VIII. to carry out other activities that are similar or related to its corporate purposes;

     IX.  to invest in shares of other companies; and

     X. to market equipment and materials necessary or useful to provide telecommunications services.

                                PRINCIPAL OFFICE

     Art. 3 - The principal office of the Company is situated in the State of Sao Paulo, and the Company may, by decision of the Board of Directors, open or close subsidiaries, agencies, branches, offices, departments and representative offices anywhere in Brazil or abroad.

                                   CHAPTER II
                               AUTHORIZED CAPITAL

     Art. 4 - The Company is authorized to increase its capital up to 700,000,000,000 (seven hundred billion) shares, common or preferred, and the Board of Directors is the competent corporate body to authorize the increase and issuance of new shares within this limit of the authorized capital.

     ss. 1. It is not necessary, when increasing its capital, to maintain the proportions of the number of common and preferred shares, observing that, the number of preferred shares without voting rights or with restricted voting rights shall not exceed 2/3 (two-thirds) of the shares issued.

     ss. 2. The shareholders will have preemptive rights to subscribe to shares issued as a result of capital increases, in proportion to their holdings. The Board of Directors may decide to eliminate preemptive rights to subscribe to shares, convertible debentures and subscription rights that are to be placed by public issue or sale on a stock exchange, exchange for shares in a public offer for acquisition of control as provided in Arts. 257 and 263 of the Corporation Law as well as issued to take advantage of tax incentives, as provided by special law, as provided by under Art. 172 of Law 6,404/76.

                               SUBSCRIBED CAPITAL

     Art. 5 - The corporate capital, fully subscribed and paid in, is R$3,236,420,616.47 (three billion, two hundred thirty six million, four hundred twenty thousand, six hundred sixteen reais and forty seven centavos), represented by 334,399,027,592 (three hundred thirty four billion, three hundred ninety nine million, twenty seven thousand, five hundred and ninety two) shares, consisting of 124,369,030,532 (one hundred twenty four billion, three hundred sixty nine million, thirty thousand, five hundred and thirty two) registered common shares and 210,029,997,060 (two hundred ten billion, twenty nine million, nine hundred ninety seven thousand and sixty) registered preferred shares, all without par value.

     Sole Paragraph - Shares of the Company shall be in book entry form, shall be held on deposit with a financial institution in the names of the owners and shall not be certificated.

                                   CHAPTER III
                                  COMMON SHARES

     Art. 6 - Each ordinary share shall correspond to one vote at the Meetings of Shareholders.

                                PREFERRED SHARES

     Art. 7 - Preferred shares are not entitled to voting rights except as provided in the sole paragraph of Arts. 9 and 10 hereunder being entitled to priority (i) in the repayment of corporate capital, without premium, and (ii) in the payment of minimum non-cumulative dividends of 6% (six percent) per year, on the amount computed by dividing the corporate capital by the total number of shares of the Company.

     Sole Paragraph - Preferred shares will become entitled to vote if the Company fails to pay the minimum dividends as provided herein for a period of 3 (three) consecutive years, and shall retain said right until repayment is made.

                                   CHAPTER IV
                             MEETING OF SHAREHOLDERS

     Art. 8 - The Meeting of Shareholders shall take place: (i) ordinarily, once per year, within four months of the end of each fiscal year, in accordance with Art. 132 of Law 6,404/76, and (ii) extraordinarily, whenever necessary, in the corporate interest, or as required by this Charter or when the applicable legislation so requires it.

     Sole Paragraph - The Meeting of Shareholders shall be called by the Board of Directors, and minutes of meetings shall be approved by the Chairman.

     Art. 9 - The Meeting of Shareholders must approve before execution any long-term contracts between the Company or its subsidiaries, on the one hand, and the controlling shareholder or its subsidiaries, affiliates, entities under common control or controlling shareholders of the latter, or companies that are otherwise related parties with respect to the Company, on the other hand, except when the contracts consist of standard forms.

     Art. 10 - Without prejudice to the provisions of paragraph 1 of Art. 115 of the Law 6,404/76, preferred shareholders shall have the right to vote on decisions taken at the Meeting of Shareholders referred to in Art. 9, as well as those relating to the amendment or revocation of the following provisions of this Charter:

     I.   Art. 9;

     II.  sole paragraph of Art. 11; and

     III. Art. 31.

     Art. 11 - The Meeting of Shareholders shall be opened by the Chairman of the Board of Directors, and shall proceed to the appointment of the secretary from among those attending. In case of absence of the Chairman of the Board of Directors, the shareholders shall elect the chairman and secretary to preside during the meeting.

     Sole Paragraph - In the cases provided for in Art. 136 of Law 6,404/76, the first notice of the Meeting of Shareholders shall be given at least 30 (thirty) days in advance and the second notice shall be given at least 10 (ten) days in advance.

     Art. 12 - Only those shareholders whose shares are registered under their name in the Company's register, up to 72 hours before the designate date for the respective meeting will be able to take part and vote in the Meeting of Shareholders

     ss. 1. The call for Meeting of Shareholders may set forth as a condition for the admission of shareholders, in the Meeting of Shareholders, the deposit, at the Company's principal offices, evidence of being a shareholder, provided by the Company or the depositary institution holding the shares of the Company, up to 72 (seventy-two) hours prior to the date scheduled for the Meeting of Shareholders.

     ss. 2. The call for Meeting of Shareholders may also set forth as a condition for the representation of shareholders by attorney's-in-fact, in the Meeting of Shareholders, for the deposit of the instruments granting said power at the Company's principal office, up to 72 (seventy-two) hours prior to the date scheduled for the Meeting of Shareholders.

                                    CHAPTER V
                            MANAGEMENT OF THE COMPANY

     Art. 13 - The Company shall be managed by the Board of Directors and by the Board of Executive Officers, with their powers conferred by law or by this Charter. Their members shall be elected for 3 (three) years, and are allowed to be re-elected, being exempt from guaranteeing that they shall perform their functions.

     ss. 1. All the members of the Board of Directors and the Board of Executive Officers shall take office by means of signature of their corresponding terms of office, and remain in their respective positions until their successors take office.

     ss. 2. The Meeting of Shareholders shall establish the compensation of the management of the Company, including benefits of any kind and representation fees, and the Board of Directors shall allocate the compensation among its members and of the Board of Executive Officers.

     ss. 3. The Meeting of Shareholders may allow the managers to receive a portion of the Company's profits, in accordance with Art. 152, ss. 1 and ss. 2 of Law 6,404/76.

                               BOARD OF DIRECTORS
                                   COMPOSITION

     Art. 14 - The Board of Directors shall be composed of, at least, 5 (five), and, at most, 15 (fifteen) members, all of them shareholders of the Company and residents of Brazil, appointed for and removed from the Board by the Meeting of Shareholders, and within these members, if any, are those elected by the minority shareholders.

     Sole Paragraph -The Board of Directors shall nominate, from their own members, the Chairman or his/her alternate, in case of the Chairman's absence. At the Board of Directors discretion, it may appoint and/or dismiss the Vice-Chairman of the Board of Directors.

                                   REPLACEMENT

     Art. 15 - In the event of absence or impediment, the Chairman of the Board of Directors shall be replaced by the Vice-Chairman, if any. In the event of absence of the Vice-Chairman, the Chairman shall be replaced by another member of the Board of Directors as designated by the Chairman.

     ss. 1. In case of absence or impediment of any other member of the Board of Directors, the absent member shall indicate in writing, his/her name, his/her alternate among the other members of the body, to represent him/her and deliberate on his/her behalf for the meeting that he/she shall be absent, in accordance with ss. 3 of Art. 19 of this Charter.

     ss. 2. The members of the Board of Directors who appoint alternates, as provided for herein, shall be considered to be present at the meeting.

     Art. 16 - In the event of vacancies in the Board of Directors, with a number of remaining members inferior to the minimum stipulated in Art. 14, a Meeting of Shareholders must be called to elect replacements.

                                     POWERS

     Art. 17 - The Board of Directors shall:

     I. set the general business policy of the Company and ensure the execution thereof;

     II.  approve the budget and annual business plan of the Company;

     III. call Meetings of Shareholders;

     IV. approve and submit to the Meeting of Shareholders the financial statements and the report of management;

     V. elect the Company's Executive Officers and remove them from office at any time, and establish their powers, in accordance with applicable law and the provisions of this Charter;

     VI. supervise the management of the Company by the Executive Officers; examine the Company's books at any time; and request information regarding contracts that have been concluded or that are in the process of being concluded, or any other documents;

     VII. approve the Internal Regulations of the Company, define its organizational structure and specify the powers of each Executive Officer, in accordance with applicable law and the provisions of this Charter;

     VIII. approve or amend the Internal Regulations of the Board;

     IX. decide on the issuance of shares, within the limits of the authorized capital, as permitted by applicable law and this Charter;

     X.   decided on the issuance of subscription rights;

     XI. decide, by delegation of the Meeting of Shareholders, on the following aspects of issuing debentures of the Company: (i) opportunity for issuance, (ii) maturity and conditions of expiration, repayment and redemption, (iii) interest terms and timing of interest payments, equity participations and redemption premiums, if any, (iv) subscription and placement methods and (v) type of debentures;

     XII. decide on the issuance of promissory notes for public placement (Commercial Paper) and on the submission of shares of the Company to be deposited for the issuance of their respective certificates (Depositary Receipts);

     XIII. authorize purchases of shares of the Company for cancellation or retention in treasury and subsequent disposal;

     XIV. approve the sale of fixed assets, creation of liens on property and guarantees of third-party obligations, with a value exceeding R$5,000,000 (five million reais);

     XV. approve the undertaking of any obligation not provided for in the budget of the Company, with a value exceeding R$250,000,000.00 (two hundred and fifty million reais);

     XVI. approve the execution of contracts not provided for in the budget of the Company, with a value exceeding R$250,000,000.00 (two hundred and fifty million reais);

     XVII. approve equity investments and the acquisition of assets not provided for in the budget of the Company, with a value exceeding R$250,000,000.00 (two hundred and fifty million reais);

     XVIII. authorize permanent equity participations in other companies with a value over R$10,000 (ten thousand reais) and the disposal or sale of equity participations;

     XIX. approve the distribution of intermediary dividends;

     XX.  appoint the independent auditors and remove them from office; and

     XXI. appoint and remove from office the Internal Auditor.

     Sole Paragraph - The sale of fixed assets, creation of liens on property and guarantees of third-party obligations, in excess of the aforementioned amount, shall be approved on a case-by-case basis by the Board of Directors and, in amounts equal to or lesser of the aforementioned amount, shall be in accordance with the established guidelines for disposals set by the Board of Directors and, implemented by the Board of Executive Officers.

     Art. 18 - The specific powers of the Chairman of the Board of Directors are: (a) represent the Board of Directors in the Meeting of Shareholders, (b) preside over the Meeting of Shareholders and to chose a Secretary, from among those present, and (c) to open and preside over the meetings of the Board of Directors.

                                    MEETINGS

     Art. 19 - The Board of Directors shall meet (i) ordinarily, once each quarter and (ii) extraordinarily, when they are called by the Chairman, and minutes of the meetings shall be kept.

     ss. 1. The meetings of the Board of Directors shall be notified in writing with, at least, 48 (forty-eight) hours notice, and the notice shall indicate the agenda and the matter to be decided in the respective meeting.

     ss. 2. The Board of Directors shall decide by majority voting, being present a majority of its members, and the Chairman shall have a casting vote in addition to his regular vote, in case of a tie.

     ss. 3. Any member of the Board of Directors may be represented by another member in meetings when he/she shall not be able to attend, so long as such power of representation is made through a written document.

                           BOARD OF EXECUTIVE OFFICERS

     Art. 20 - The Board of Executive Officers shall consist of, at least 2
(two) and no more than 4 (four) members, shareholders or not, residents of Brazil, elected by the Board of Directors, to take the following positions:

          a)   President;
          b)   Vice-President for Finance, Control and Resources;
          c)   Vice-President for Corporate Planning; and
          d)   Vice-President for Regulatory Matters.

     Sole Paragraph - The same Executive Officer may be elected to more than one position on the Board of Executive Officers.

     Art. 21 - In case of temporary absence or impediment, the President shall designate his/her replacement. In case of a vacancy of a position on the Board of Executive Officers, a replacement shall be chosen by the Board of Directors, and in cases of impediment, the President shall designate a replacement for the Executive Officer, from among the other Executive Officers.

                    POWERS OF THE BOARD OF EXECUTIVE OFFICERS
                        AND REPRESENTATION OF THE COMPANY

     Art. 22 - The Board of Executive Officers is the body that actively and passively represents the Company, and the Board of Executive Officers and its members shall have the required and necessary authority to conduct the corporate business. The Board of Executive Officers shall have the following collective powers:

     I. to propose to the Board of Directors policies and guidelines of the Company, specifying the investment plans for the modernization and expansion of the network;

     II. to submit for deliberation to the Board of Directors the disposal or creation of liens on property of the Company, as well as authorize, within the limits established by the Board of Directors, the disposal or creation of liens on property of fixed assets, a creation of liens on property and guarantees of third-party obligations;

     III. to prepare the financial statements and the results of the fiscal year and the proposal for the distribution of dividends, including intermediary and the application of surplus resources to be submitted to the Statutory Audit Committee, External Auditors and the Board of Directors;

     IV. to approve the plan of appointments and salaries, the regulation and the human resources of the Company, as well as, the terms and conditions of the collective labor agreements to be executed with syndicates representing different categories of employees of the Company and the adherence of policies or the termination of pension funds;

     V. when the case may be, perform the following functions, within the limits imposed by the Board of Directors: a) ratify the purchase of materials and equipment and the contracting of goods, workmanship or services; b) ratify the sale of current assets, and c) authorize the contracting of financing and loans by the Company.

     VI. to approve the execution of other contracts, not mentioned above, in accordance with the limits set by the Board of Directors.

     ss. 1. The Board of Executive Officers shall decide by majority voting, being present the majority of its members, and the President shall have a casting vote in addition to his regular vote, in case of a tie.

     ss. 2. In accordance with the provisions set forth in this Charter, all documents binding the Company shall be signed (i) by 2 (two) Executive Officers, except in emergency cases, where the sole signature of the President "ad referendum" of the Board of Executive Officers in accordance with Art. 23, I-(k) below, (ii) by 1 (one) Executive Officer together with 1 (one) attorney-in-fact, or (iii) by 2 (two) attorneys-in-fact, with duly designated powers.

     ss. 3. The powers-of-attorney granted in the name of the Company shall be executed by 2 (two) Executive Officers, which shall specify the powers granted and with exception of those granted for judicial powers, shall remain in effect for a period not to exceed 1 (one) year.

                        POWERS OF THE EXECUTIVE OFFICERS

     Art. 23 - The specific powers of each of the members of the Board of Executive Officers are as follows:

     I.   PRESIDENT

          a) to represent the Company in court or otherwise, vis-a-vis its subsidiaries, the shareholders and the general public, with power to appoint, jointly with another Executive Officer, attorneys-in-fact or name representatives as well as delegate responsibilities to the remaining Executive Officers for specific measures to be taken;

          b) to supervise all of the activities of the Company and to approve the proposals relating to corporate directives for the strategic development of the Company and corporations which the Company controls either directly or indirectly;

          c) to supervise and check the implementation of the decisions of the Board of Directors;

          d) to appoint persons to represent the Company at meetings of shareholders of its subsidiaries and of other companies in which it has an equity interest;

          e) to follow the developments and verify the meeting of the goals established in the investment estimates and costs of the corporations controlled by the Company, directly or indirectly, or other companies in which it has an equity interest;

          f) to supervise and manage the activities relating to the management, auditing and legal representation of the Company and its subsidiaries, direct or indirect;

          g) to supervise and manage the activities of corporate marketing, including publicity, sponsorships and development of the Company's image and of its direct or indirect subsidiaries;

          h)   to call meetings of the Board of Executive Officers;

          i) to decide matters under its own competency area, in accordance with the policies and directives of the Board of Executive Officers;

          j) to carry out emergency actions referred to him by the Board of Executive Officers.

     II.  Vice-President for Finance, Control and Resources

          a) to manage the corporate planning and business development coordinating activities for the Company and its subsidiaries;

          b) to coordinate the integration of the activities of the Companies subsidiaries or affiliates;

          c) to establish the directives for the management of the financial resources of the Company and its subsidiaries;

          d) to establish the directives relating to the management and development of human resources and supervise the implementation of said activities;

          e) to establish the directives relating to the financial management and the supply of materials for the Company and supervise the policies of the supply of materials to companies that the Company participates in, to ensure synergies of supply between companies;

          f) to establish the directives for activities relating to information systems and to supervise the implementation of said activities;

          g) to decide matters under its own competency area, in accordance with the policies and directives of the Board of Executive Officers;

          h) to coordinate the introduction of work policies that shall be determined;

          i)   to carry out other activities delegated to it by the President.

     III. Vice-President for Corporate Planning

          a) to propose and evaluate the impact of the Company's technological changes on its performance, and identify and propose new business opportunities or further development of activities presently conducted by the Company;

          b) to evaluate the establishment of partnerships, proposing and selecting the ideal partners for each activity;

          c) to propose and establish directives and business strategies for the Company and its subsidiaries and affiliates;

          d) to follow the performance of the Company's subsidiaries, with the purpose of optimizing and developing the Company's activities;

          e) to consolidate the several specific business plans to fit into the Company's global corporate plan.

     IV.  Vice-President for Regulatory Matters

          a) to evaluate and monitor the development of competitors with regards to regulatory matters;

          b) to represent the Company before the Agencia Nacional de Telecomunicacoes--ANATEL and other regulatory agencies and to establish contacts;

          c) to evaluate the policies and objectives of the regulatory agencies and to propose strategies and actions of the Company before the regulatory agency;

          d) to identify, prioritize, and ensure compliance of the resolutions, norms and regulations of the regulatory agency, as well as establish and propose alternatives for the adaptation of the Company's interests;

          e) to formulate and propose objectives and define strategies for the management and negotiation of the regulatory orders, for the purposes of upholding and integrating the Company's interests and those of its subsidiaries, including the forecasting of eventual questions and conflicts;

          f) to supervise the execution of the concession agreements and other agreements of the Company and its subsidiaries before the regulatory agencies;

          g) to decide matters under its own competency area, in accordance with the policies and directives of the Board of Executive Officers;

                                   CHAPTER VI
                            STATUTORY AUDIT COMMITTEE

     Art. 24 - The Statutory Audit Committee is the body that audits the management of the Company, shall function on a permanent basis and it shall have a minimum of 3 (three) and no more than 5 (five) members with an equal number of alternates.

     ss. 1. The compensation of the members of the Statutory Audit Committee, as well as the reimbursement for travel and lodging expenses incurred while performing their duties, shall be determined by the Meeting of Shareholders that appoints them, and the compensation of each active member shall be no less than one-tenth, on average, of the compensation of each Executive Officer, without calculating benefits of any kind, representation fees and profit sharing.

     ss. 2. If there is a vacancy in the position of a member of the Statutory Audit Committee, the member shall be substituted by his/her alternate. If more than half of the positions become vacant and there are no alternates to meet, a Meeting of Shareholders shall be called to elect replacements.

     ss. 3. The Statutory Audit Committee shall meet (i) ordinarily, once each quarter and (ii) extraordinarily, when they are called by the Chairman, or by 2
(two) members of the Statutory Audit Committee, and minutes of the meetings shall be kept.

     ss. 4. The meetings of the Statutory Audit Committee shall be convened in writing with, at least, 48 (forty-eight) hours notice, and the notice shall indicate the agenda and the matter to be decided in the respective meeting.

                                   CHAPTER VII
                      FISCAL YEAR AND FINANCIAL STATEMENTS

     Art. 25 - The fiscal year shall coincide with the civil year. In addition to annual financial statements, quarterly and biyearly ones may also be prepared.

                             DISTRIBUTION OF PROFITS

     Art. 26 - The minimum mandatory dividend amount shall be allocated first to payment of the preferred dividends on preferred shares, up to the preferred limit, and thereafter by payments to the holders of common shares up to the same limit as the preferred shares. The balance, if any, shall be paid pro rata to all the shares on equal terms.

     Art. 27 - Along with the financial statements, the Board of Directors shall submit to the Meeting of Shareholders proposals regarding (i) managers and employees profit sharing and (ii) aggregate distribution of the net profits.

     ss. 1 - The net profits shall be allocated as follows: (i) 5% (five percent) to the legal reserve, in order to assure the physical integrity of the capital stock, which may not exceed 20% (twenty percent) of the paid-in capital;
(ii) 25% (twenty five percent) of the net profits adjusted in accordance with items II and III of Art. 202 of Law No. 6,404/76 shall be distributed as minimum mandatory dividends to all shareholders, in accordance with the provisions of the following article, and this amount shall be increased until it equals the amount to be paid as preferred dividends on the preferred shares; and (iii) the balance of the net profits not allocated to the payment of the minimum mandatory dividend or the preferred dividends on preferred shares shall be allocated to an additional reserve for expansion of the Company's businesses, which may not exceed 80% (eighty percent) of the capital stock. Once this limit is reached, the Meeting of Shareholders shall decide to allocation of the balance, to pay-in, subscribe capital stock or to an increase in the capital stock or to the distribution of additional dividends to the shareholders.

     ss. 2. Dividends not claimed within 3 (three) years, from the date of distribution, shall revert to the Company.

     Art. 28 - By decision of the Board of Directors, the Company may declare dividends from: (i) profits verified in semi-annual financial statements; (ii) profits verified in quarterly financial statements, as long as the total amount of dividends paid in each half of the fiscal year does not exceed the amount of capital reserves referred to in the Art. 182, first paragraph of Law 6,404/76, or (iii) accumulated profits or profit reserves which appear in the latest annual or semi-annual financial statements.

     Sole Paragraph - Intermediary dividends distributed in the terms of this article shall be considered part of the minimum mandatory dividend amount.

     Art. 29 - By decision of the Board of Directors, "ad referendum" of the Meeting of Shareholders, and in accordance with the applicable legal provisions, the Company may pay interest on net worth to its shareholders, which will be considered as part of the minimum mandatory dividend amount.

                                  CHAPTER VIII
                        GENERAL AND TRANSITORY PROVISIONS

     Art. 30 - The Company shall be liquidated in the cases provided for by law, or by decision of the Meeting of Shareholders, which shall determine the manner of liquidation and shall appoint the liquidator.

     Art. 31 - Approval by the Company, through its representatives, of mergers, split-ups, consolidations, or dissolutions of its subsidiaries shall be preceded by an economic-financial analysis performed by an independent company of recognized international standing, to confirm that all of the companies involved are being treated equitably; the shareholders of the companies involved shall have full access to the report on the analysis.

     Art. 32 - In all that has been omitted from this Charter, the Company shall be ruled by applicable law.